As filed with the Securities and Exchange Commission on October 4, 2004.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact Name of Issuer as Specified in its Charter)

Maryland	55-0862656
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

Telephone: (859) 581-5900

(Address, including zip code, and telephone number of Principal Executive Offices)

Eagle Hospitality Properties Trust, Inc. 2004 Long-Term Incentive Plan

(Full Title of the Plan)

J. WILLIAM BLACKHAM

President and Chief Executive Officer

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

Telephone: (859) 581-5900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to: JEFFREY D. MILLER Alston & Bird LLP 3201 Beechleaf Court, Suite 600 Raleigh, North Carolina 27604-1062 Telephone: (919) 862-2246 Facsimile: (919) 862-2260

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	655,000(1)	$9.75(2)	$6,386,250.00(2)	$809.14

(1) Includes an aggregate of 655,000 shares to be issued pursuant to the grant or exercise of awards under the Eagle Hospitality Properties Trust, Inc. 2004 Long-Term Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plan.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based upon an assumed price of $9.75 per share, which was the initial public offering price of the Company’s stock on September 30, 2004.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to J. William Blackham at the address and telephone number on the cover of this Registration Statement.

PART II.	INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Company’s Prospectus dated September 30, 2004 and filed pursuant to Rule 424(b) under the Securities Act with the Commission on October 1, 2004;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since October 1, 2004;

(3) The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description;

(4) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.     Not applicable.

Item 5. Interests of Named Experts and Counsel.     Not applicable.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are and will be indemnified against certain liabilities under Maryland law and under our charter. Our charter requires us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Our charter provides that we will indemnify our directors and officers against judgments, penalties, fines, settlements and expenses actually incurred by them in connection with any proceeding to which they may be made a party by reasons of their service in those or other capacities, unless (a) it is in connection with a proceeding by or in the right of the corporation against the director or officer and such director or officer is adjudged liable to the corporation; (b) it is in connection with a proceeding charging improper personal benefit to the director or officer and such director or officer is adjudged liable on the basis that such personal benefit was improperly received; (c) it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (d) it is established that the director or officer actually received an improper personal benefit in money, property or services; or (e) it is established that, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, our charter provides that, to the fullest extent permitted under Maryland law, our directors and officers will not be liable to the company and our stockholders for money damages. Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer, is entered in a proceeding based on a finding in a proceeding that the director’s or officer’s action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

To the maximum extent permitted by Maryland law in effect from time to time, our bylaws provide that we must indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding generally to any of our current or former officers or directors who are made a party to a proceeding by reason of his service in that capacity. The bylaws also state that we may, with the approval of our Board of Directors, provide such indemnification and advance for expenses to a person who served as an officer or director of a predecessor of ours.

We maintain a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.     Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Kentucky, on the 4th day of October, 2004.

EAGLE HOSPITALITY PROPERTIES TRUST, INC

By:	/s/ J. William Blackham
J. William Blackham President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints J. William Blackham and Thomas A. Frederick, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ J. William Blackham J. William Blackham	President, Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2004

/s/ Thomas A. Frederick Thomas A. Frederick	Chief Financial Officer (Principal Financial and Accounting Officer)	October 4, 2004

EXHIBIT INDEX

TO

FORM S-8

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Form S-11, Registration Number 333-115213)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Form S-11, Registration Number 333-115213)

5	Opinion of Alston & Bird LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP

23.3	Consent of Grant Thornton LLP

24	Power of Attorney (included as part of signature page)

99.1	Eagle Properties Hospitality Trust, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Amendment No. 2 to Form S-11, Registration Number 333-115213)